EXHIBIT 8.2

March 24, 2025

Brookline Bancorp, Inc.

131 Clarendon Street

Boston, Massachusetts 02116

Re:	Federal Tax Consequences Relating to (i) the Merger of Commerce Acquisition Sub, Inc. with and into Brookline Bancorp, Inc., and (ii) the Merger of Brookline Bancorp, Inc. with and into Berkshire Hills Bancorp, Inc.

Ladies and Gentlemen:

This opinion is delivered to you in our capacity as counsel to Brookline Bancorp, Inc., a Delaware corporation (“Brookline”), in connection with (i) the merger of Commerce Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”) and a direct, wholly-owned subsidiary of Berkshire Hills Bancorp, Inc., a Delaware corporation (“Berkshire”), with and into Brookline, with Brookline being the surviving corporation (the “Merger”), and (ii) immediately following the Merger, the merger of Brookline with and into Berkshire, with Berkshire being the surviving corporation (the “Holdco Merger” and together with the Merger, the “Mergers”), in each case pursuant to the Agreement and Plan of Merger, dated as of December 16, 2024, by and among Berkshire, Merger Sub, and Brookline (the “Merger Agreement”). This opinion relates to the qualification of the Mergers, taken together, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), as well as the description of the tax consequences of the Mergers as set forth in the Merger Registration Statement (as defined below).

For purposes of the opinion set forth below, we have reviewed and relied upon the Merger Agreement, the Joint Proxy Statement/Prospectus of Berkshire and Brookline (the “Joint Proxy Statement/Prospectus”) included in the Registration Statement on Form S-4 filed by Berkshire with the Securities and Exchange Commission (“SEC”) in connection with the issuance of shares of Berkshire common stock in connection with the Mergers (the “Merger Registration Statement”), and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements, representations and warranties made by Berkshire, Merger Sub, and Brookline in (i) representation letters provided to us in connection with our preparation of this opinion, (ii) the Joint Proxy Statement/Prospectus, and (iii) the Merger Agreement, which we have neither investigated nor verified. We have assumed that such statements, representations and warranties are true, correct, complete and not breached and will continue to be so through the date of the Mergers, that no actions that are inconsistent with such statements, representations and warranties will be taken, and that all representations, statements, and warranties made “to the best knowledge of” any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification.

Brookline Bancorp, Inc.

March 24, 2025

We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents submitted to us as drafts and the accuracy and completeness of all records made available to us. In addition, we have assumed that the Mergers will be consummated in accordance with the Merger Agreement, that each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Mergers required under the Code and the Treasury Regulations thereunder, and that the Merger Agreement is valid and binding in accordance with its terms.

Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been or will be sought from the Internal Revenue Service by any party to the Merger Agreement as to the United States federal income tax consequences of any aspect of the Mergers.

* * * *

Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion, under currently applicable United States federal income tax law, that the Mergers, taken together, will constitute a reorganization within the meaning of Section 368(a) of the Code, and we hereby confirm that the discussion contained in the Joint Proxy Statement/Prospectus under the caption “Material United States Federal Income Tax Consequences of the Mergers,” subject to the limitations, qualifications, and assumptions described therein, constitutes our opinion of the material tax consequences of the Mergers.

* * * *

We express no opinion herein other than the opinion expressly set forth above. In particular, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. We also express no opinion on the potential application of Section 4501 of Code (regarding the excise tax applicable to certain repurchases of corporate stock) to any portion of the Merger consideration. You should recognize that our opinion is not binding on the Internal Revenue Service and that a court or the Internal Revenue Service may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. The discussion and conclusions set forth above are based upon current provisions of the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are subject to change, potentially with retroactive effect. Changes in applicable law could adversely affect our opinion. We do not undertake to advise you as to any changes after the date hereof in applicable law that may affect our opinion.

Brookline Bancorp, Inc.

March 24, 2025

This opinion letter is being provided to you solely in connection with the filing of the Merger Registration Statement and may not be relied upon by any other person or entity, or used for any other purpose without our prior written consent. We hereby consent to the inclusion of this opinion as Exhibit 8.2 to the Merger Registration Statement and to the references to our firm under the captions “Material United States Federal Income Tax Consequences of the Mergers” and “Legal Matters” in the Merger Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ Goodwin Procter LLP
Goodwin Procter LLP